Exhibit 99.1

MEDIA:	INVESTORS:
Diane Zappas	Bryan K. Gill
(412) 762-4550	(412) 768-4143
corporate.communications@pnc.com	investor.relations@pnc.com

PNC REPORTS SECOND QUARTER 2017 NET INCOME OF $1.1 BILLION, $2.10 DILUTED EPS

Loans, revenue grew; expenses well managed

PITTSBURGH, July 14, 2017 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	2Q17	1Q17	2Q16

Net income $ millions	$1,097	$1,074	$989
Diluted earnings per common share	$2.10	$1.96	$1.82

“In the second quarter, PNC grew loans and revenue, and we controlled expenses well,” said William S. Demchak, chairman, president and chief executive officer. “We’ve maintained a strong capital position and recently increased our common stock dividend by 36 percent to an all-time high. Our ongoing execution on our strategic priorities across the enterprise has positioned us for continued success in the current credit and interest rate environment, as well as for the long term.”

Income Statement Highlights

Second quarter 2017 compared with first quarter 2017

•	Total revenue grew $176 million, or 5 percent, to $4.1 billion, and PNC continued to generate positive operating leverage.

–	Net interest income increased $98 million, or 5 percent, to $2.3 billion due to higher loan yields and balances and an additional day in the second quarter partially offset by increased funding costs. The net interest margin increased 7 basis points to 2.84 percent.

–	Noninterest income increased $78 million, or 5 percent, to $1.8 billion driven by fee income growth related to higher business activity and seasonality.

•	Noninterest expense increased $77 million, or 3 percent, to $2.5 billion reflecting the impact of seasonal activity.

•	Provision for credit losses increased $10 million to $98 million and included an initial provision for a loan and lease portfolio obtained through a business acquisition offset by a benefit from the performance of certain residential real estate loans and home equity lines of credit reaching draw period end dates.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 2

Balance Sheet Highlights

•	Loans grew $5.2 billion, or 2 percent, to $218.0 billion at June 30, 2017 compared with March 31, 2017.

–	Commercial lending balances increased $5.1 billion in PNC’s corporate banking, real estate and business credit businesses as well as the equipment finance business, which included the acquisition on April 3, 2017 of a commercial and vendor finance business with $1.0 billion of loans and leases.

–	Consumer lending balances increased $.1 billion as growth in residential mortgage, auto and credit card loans was substantially offset by lower home equity and education loans.

•	Overall credit quality remained stable.

–	Nonperforming assets of $2.2 billion at June 30, 2017 decreased $59 million, or 3 percent, compared with March 31, 2017.

–	Net charge-offs decreased to $110 million for the second quarter compared with $118 million for the first quarter.

•	Deposits were $259.2 billion at June 30, 2017, a decrease of $1.5 billion, or 1 percent, compared with March 31, 2017 reflecting a seasonal decline in consumer deposits.

–	Average deposits increased $1.5 billion, or 1 percent, in the second quarter compared with the first quarter.

•	Investment securities were $76.4 billion at both June 30, 2017 and March 31, 2017.

•	PNC completed common stock repurchase programs for the four quarter period ending in the second quarter of 2017 and returned a total of $3.4 billion of capital to shareholders over this period through repurchases of 21.5 million common shares for $2.3 billion and dividends on common shares of $1.1 billion.

–	Capital returned to shareholders in the second quarter of 2017 totaled $1.0 billion, or 93 percent of second quarter net income attributable to diluted common shares, through repurchases of 5.7 million common shares for $.7 billion and dividends on common shares of $.3 billion.

•	PNC’s board of directors raised the quarterly cash dividend on common stock to 75 cents per share, an increase of 20 cents per share, or 36 percent, effective with the August dividend.

•	In June 2017 PNC announced share repurchase programs of up to $2.7 billion for the four-quarter period beginning in the third quarter of 2017, including repurchases of up to $.3 billion related to employee benefit plans.

•	PNC maintained strong capital and liquidity positions.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.3 percent at June 30, 2017 and 10.5 percent at March 31, 2017, calculated using the regulatory capital methodologies applicable to PNC during 2017.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio, a non-GAAP financial measure, was an estimated 9.8 percent at June 30, 2017 and 10.0 percent at March 31, 2017, based on the standardized approach rules.

–	The Liquidity Coverage Ratio at June 30, 2017 for both PNC and PNC Bank, N.A. continued to exceed the fully phased-in requirement of 100 percent.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	2Q17	1Q17	2Q16

Net income	$1,097	$1,074	$989
Net income attributable to diluted common shares	$1,025	$963	$914
Diluted earnings per common share	$2.10	$1.96	$1.82
Average diluted common shares outstanding	488	492	503
Return on average assets	1.19%	1.19%	1.11%
Return on average common equity	9.88%	9.50%	8.87%
Book value per common share Quarter end	$87.78	$86.14	$85.33
Tangible book value per common share (non-GAAP) Quarter end	$68.55	$67.47	$66.89
Cash dividends declared per common share	$.55	$.55	$.51

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change 2Q17 vs	Change 2Q17 vs
In millions	2Q17	1Q17	2Q16	1Q17	2Q16

Net interest income	$2,258	$2,160	$2,068	5%	9%
Noninterest income	1,802	1,724	1,726	5%	4%

Total revenue	$4,060	$3,884	$3,794	5%	7%

Total revenue for the second quarter of 2017 grew $176 million compared with the first quarter and $266 million compared with the second quarter of 2016. Both net interest income and noninterest income increased in the comparisons.

Net interest income for the second quarter of 2017 increased $98 million compared with the first quarter and $190 million compared with the second quarter of 2016. Higher loan yields and balances were partially offset by higher borrowing and deposit costs in both comparisons. Additionally, second quarter 2017 benefited from an additional day compared with the first quarter and from the impact of the loan and lease portfolio obtained through a business acquisition. Higher securities balances and yields also contributed to the increase in the comparison with second quarter 2016.

The net interest margin increased to 2.84 percent for the second quarter of 2017 compared with 2.77 percent for the first quarter and 2.70 percent for the second quarter of 2016. The second quarter 2017 margin reflected the benefit from higher interest rates in the quarter.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 4

Noninterest Income				Change 2Q17 vs	Change 2Q17 vs
In millions	2Q17	1Q17	2Q16	1Q17	2Q16

Asset management	$398	$403	$377	(1)%	6%
Consumer services	360	332	354	8%	2%
Corporate services	434	393	403	10%	8%
Residential mortgage	104	113	165	(8)%	(37)%
Service charges on deposits	170	161	163	6%	4%
Other	336	322	264	4%	27%

	$1,802	$1,724	$1,726	5%	4%

Noninterest income for the second quarter of 2017 increased $78 million compared with the first quarter driven by fee income growth. Consumer service fees grew $28 million primarily due to seasonally higher debit card, credit card and merchant services activity. Corporate service fees increased $41 million primarily as a result of higher loan syndication and treasury management fees. Residential mortgage revenue decreased $9 million reflecting lower servicing fees. Other noninterest income increased $14 million and included higher revenue from commercial mortgage loans held for sale activities and higher operating lease income related to the acquired business. Increases were partially offset by the impact of a first quarter benefit from valuation adjustments on equity investments subject to the Volcker Rule provisions of the Dodd-Frank Act.

Noninterest income for the second quarter of 2017 increased $76 million compared with the second quarter of 2016. Asset management revenue, which includes earnings from PNC’s equity investment in BlackRock, grew $21 million reflecting higher equity markets. Corporate service fees increased $31 million due to higher capital markets revenue and treasury management fees. Residential mortgage revenue decreased $61 million from lower loan sales revenue and lower net hedging gains on mortgage servicing rights. Other noninterest income increased $72 million and included the impact of second quarter 2016 negative valuation adjustments on equity investments subject to the Volcker Rule, higher revenue from commercial mortgage loans held for sale activities and higher operating lease income partially offset by the impact of second quarter 2016 net gains on the sale of Visa Class B common shares.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change 2Q17 vs	Change 2Q17 vs
In millions	2Q17	1Q17	2Q16	1Q17	2Q16

Personnel	$1,263	$1,249	$1,226	1%	3%
Occupancy	202	222	215	(9)%	(6)%
Equipment	281	251	240	12%	17%
Marketing	67	55	61	22%	10%
Other	666	625	618	7%	8%

	$2,479	$2,402	$2,360	3%	5%

Noninterest expense for the second quarter of 2017 increased $77 million compared with the first quarter. Second quarter expense reflected seasonally higher business activity and marketing activity, and included the impact of operating expense related to the acquired business. These increases were partially offset by seasonally lower occupancy expense. Noninterest expense increased $119 million compared with the second quarter of 2016 reflecting overall higher levels of business activity and ongoing investments in technology and business infrastructure as PNC remained focused on disciplined expense management.

The effective tax rate was 26.0 percent for the second quarter of 2017, 23.0 percent for the first quarter of 2017 and 24.3 percent for the second quarter of 2016. The increase in the effective tax rate over the first quarter resulted from the impact of first quarter tax deductions related to stock-based compensation and higher pretax earnings.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $372.2 billion at June 30, 2017 compared with $370.9 billion at March 31, 2017 and $361.3 billion at June 30, 2016. Assets grew $1.3 billion compared with March 31, 2017 as growth in loans was substantially offset by lower deposits held with the Federal Reserve Bank. Assets grew 3 percent over June 30, 2016 driven by higher loans and investment securities partially offset by lower deposits with the Federal Reserve Bank.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 6

Loans				Change	Change
				6/30/17 vs	6/30/17 vs
In billions	6/30/2017	3/31/2017	6/30/2016	3/31/17	6/30/16

Commercial lending	$145.8	$140.7	$137.0	4%	6%
Consumer lending	72.2	72.1	72.0	–	–

Total loans	$218.0	$212.8	$209.0	2%	4%

For the quarter ended:
Average loans	$216.4	$212.3	$208.3	2%	4%

Total loans grew $5.2 billion as of June 30, 2017 compared with March 31, 2017. Commercial lending balances increased $5.1 billion in PNC’s corporate banking, real estate and business credit businesses as well as the equipment finance business, which included the acquisition of a commercial and vendor finance business with $1.0 billion of loans and leases. Consumer lending balances increased $.1 billion as growth in residential mortgage, auto and credit card loans was substantially offset by lower home equity and education loans. Average loans grew $4.1 billion over the first quarter from higher commercial lending balances of $4.4 billion partially offset by lower consumer lending balances of $.3 billion.

Second quarter 2017 period end and average loans increased $9.0 billion and $8.1 billion, respectively, compared with second quarter 2016 as higher commercial, residential mortgage and commercial real estate loans were partially offset by a decrease in consumer loans driven by discontinued brokered home equity and government guaranteed education loans.

Investment Securities				Change	Change
				6/30/17 vs	6/30/17 vs
In billions	6/30/2017	3/31/2017	6/30/2016	3/31/17	6/30/16

At quarter end	$76.4	$76.4	$71.8	–	6%
Average for the quarter ended	$75.4	$76.3	$70.2	(1)%	7%

Investment securities balances at June 30, 2017 were constant with March 31, 2017 and average balances for the second quarter decreased $.9 billion compared with the first quarter as portfolio runoff was substantially replaced with purchases of primarily agency residential mortgage-backed securities. Second quarter 2017 period end and average investment securities increased $4.6 billion and $5.2 billion, respectively, compared with second quarter 2016 reflecting net purchases of agency residential mortgage-backed securities and U.S. Treasury securities. Net unrealized gains on available for sale securities were $.5 billion at June 30, 2017, $.3 billion at March 31, 2017 and $1.3 billion at June 30, 2016.

Balances held with the Federal Reserve Bank decreased to $22.1 billion at June 30, 2017 compared with $27.5 billion at March 31, 2017 and $26.3 billion at June 30, 2016 in part attributable to loan growth.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 7

Deposits				Change	Change
				6/30/17 vs	6/30/17 vs
In billions	6/30/2017	3/31/2017	6/30/2016	3/31/17	6/30/16

At quarter end	$259.2	$260.7	$249.8	(1)%	4%
Average for the quarter ended	$256.4	$254.9	$247.6	1%	4%

Total deposits at June 30, 2017 decreased $1.5 billion compared with March 31, 2017 reflecting a seasonal decline in consumer deposit balances. Average deposits increased $1.5 billion in the second quarter compared with the first quarter driven by growth in consumer savings and demand deposits. Period end and average second quarter 2017 deposits increased $9.4 billion and $8.8 billion, respectively, compared with second quarter 2016 from overall strong deposit growth.

Borrowed Funds				Change	Change
				6/30/17 vs	6/30/17 vs
In billions	6/30/2017	3/31/2017	6/30/2016	3/31/17	6/30/16

At quarter end	$56.4	$55.1	$54.6	2%	3%
Average for the quarter ended	$57.5	$54.9	$53.6	5%	7%

Borrowed funds at June 30, 2017 increased $1.3 billion compared with March 31, 2017 and average borrowed funds increased $2.6 billion in the second quarter compared with the first quarter primarily due to higher bank notes and senior debt. Second quarter 2017 period end borrowed funds increased $1.8 billion and average borrowed funds increased $3.9 billion compared with second quarter 2016 as a result of increases in bank notes and senior debt and Federal Home Loan Bank borrowings partially offset by lower subordinated debt.

Capital
	6/30/2017 *	3/31/2017	6/30/2016

Common shareholders’ equity In billions	$42.1	$41.8	$42.1
Transitional Basel III common equity Tier 1 capital ratio	10.3%	10.5%	10.6%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio (non-GAAP)	9.8%	10.0%	10.2%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at June 30, 2017 increased $.3 billion compared with March 31, 2017 due to growth in retained earnings substantially offset by share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to PNC during 2017 and 2016 using the standardized approach. The pro forma ratios were also calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC completed common stock repurchase programs for the four quarter period ended in the second quarter of 2017 and returned a total of $3.4 billion of capital to shareholders through repurchases of 21.5 million common shares for $2.3 billion and dividends on common shares of $1.1

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 8

billion. PNC returned $1.0 billion of capital to shareholders in the second quarter of 2017 through repurchases of 5.7 million common shares for $.7 billion and dividends on common shares of $.3 billion.

In June 2017 PNC announced share repurchase programs of up to $2.7 billion for the four-quarter period beginning in the third quarter of 2017. These programs include repurchases of up to $.3 billion related to stock issuances under employee benefit plans.

On July 6, 2017, the PNC board of directors raised the quarterly cash dividend on common stock to 75 cents per share, an increase of 20 cents per share, or 36 percent, effective with the August 5, 2017 dividend payment. These capital actions are consistent with PNC’s capital plan which was accepted by the Board of Governors of the Federal Reserve System in June 2017.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			6/30/17 vs	6/30/17 vs

In millions	6/30/2017	3/31/2017	6/30/2016	3/31/17	6/30/16

Nonperforming loans	$1,957	$1,998	$2,264	(2)%	(14)%
Nonperforming assets	$2,153	$2,212	$2,515	(3)%	(14)%
Accruing loans past due 90 days or more	$674	$699	$754	(4)%	(11)%
Net charge-offs	$110	$118	$134	(7)%	(18)%
Provision for credit losses	$98	$88	$127	11%	(23)%
Allowance for loan and lease losses	$2,561	$2,561	$2,685	–	(5)%

Overall credit quality for the second quarter of 2017 remained stable with the first quarter. Provision for credit losses for second quarter 2017 increased $10 million compared with the first quarter and included an initial provision for the loan and lease portfolio obtained through a business acquisition offset by a benefit from the performance of certain residential real estate loans and home equity lines of credit reaching draw period end dates.

Nonperforming assets at June 30, 2017 decreased $59 million compared with March 31, 2017 driven by lower consumer nonperforming loans partially offset by higher commercial nonperforming loans, and decreased $362 million compared with June 30, 2016 reflecting lower consumer and commercial nonperforming loans. Nonperforming assets to total assets were .58 percent at June 30, 2017 compared with .60 percent at March 31, 2017 and .70 percent at June 30, 2016.

Overall delinquencies as of June 30, 2017 declined $58 million, or 4 percent, compared with March 31, 2017 from lower accruing loans past due 90 days or more of $25 million and lower accruing loans past due 30 to 59 days of $25 million.

Net charge-offs for the second quarter of 2017 decreased $8 million compared with the first quarter, and declined $24 million compared with second quarter 2016 attributable to energy-related loans. Net charge-offs for the second quarter of 2017 were .20 percent of average loans on an annualized basis compared with .23 percent for the first quarter and .26 percent for the second quarter of 2016.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 9

The allowance for loan and lease losses at June 30, 2017 was stable with March 31, 2017 and decreased $124 million compared with June 30, 2016. The allowance to total loans was 1.17 percent at June 30, 2017, 1.20 percent at March 31, 2017 and 1.28 percent at June 30, 2016. The allowance to nonperforming loans was 131 percent at June 30, 2017, 128 percent at March 31, 2017 and 119 percent at June 30, 2016.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	2Q17	1Q17	2Q16

Retail Banking	$230	$213	$328
Corporate & Institutional Banking	518	484	457
Asset Management Group	52	47	48
Other, including BlackRock	297	330	156

Net income	$1,097	$1,074	$989

See accompanying notes in Consolidated Financial Highlights

Effective for the first quarter of 2017, as a result of changes to how PNC manages its businesses, it realigned its segments and, accordingly, has changed the basis of presentation of its segments, resulting in four reportable business segments: Retail Banking, Corporate & Institutional Banking, Asset Management Group and BlackRock. For purposes of this news release, BlackRock has been combined with Other. In addition, PNC made certain adjustments to its internal funds transfer pricing methodology primarily relating to weighted average lives of certain non-maturity deposits. These changes in methodology affected business segment results, primarily adversely impacting net interest income for Corporate & Institutional Banking and Retail Banking, offset by increased net interest income in Other. All 2016 periods presented were revised to conform to the new segment alignment and to reflect the change in internal funds transfer pricing methodology.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 10

Retail Banking				Change	Change
				2Q17 vs	2Q17 vs
In millions	2Q17	1Q17	2Q16	1Q17	2Q16

Net interest income	$1,139	$1,121	$1,133	$18	$6
Noninterest income	$645	$603	$725	$42	$(80)
Provision for credit losses	$50	$71	$36	$(21)	$14
Noninterest expense	$1,370	$1,315	$1,305	$55	$65
Earnings	$230	$213	$328	$17	$(98)

In billions
Average loans	$72.3	$72.4	$71.6	$(.1)	$.7
Average deposits	$160.2	$158.0	$154.1	$2.2	$6.1
Residential mortgage servicing portfolio Quarter end	$131	$130	$126	$1	$5
Loan origination volume	$2.2	$1.9	$2.6	$.3	$(.4)

Retail Banking earnings for the second quarter of 2017 increased compared with the first quarter and decreased compared with the second quarter of 2016. Noninterest income grew over the first quarter primarily as a result of seasonally higher customer-initiated transactions, including debit card, credit card and merchant services. Noninterest income decreased compared with the second quarter of 2016 due to the impact of second quarter 2016 net gains on the sale of Visa Class B common shares, lower residential mortgage loan sales revenue and lower net hedging gains on residential mortgage servicing rights. Provision for credit losses decreased compared with the first quarter reflecting performance of certain loan portfolios. Noninterest expense increased in both comparisons as a result of higher personnel expense, marketing activity and continued investments in technology.

•	Average loans increased 1 percent compared with the second quarter of 2016 as growth in residential mortgage, auto and credit card loans was partially offset by lower home equity and education loans.

•	Average deposits grew 1 percent over the first quarter and 4 percent over the second quarter of 2016 due to higher demand deposits as well as an increase in savings deposits which was partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

•	Approximately 61 percent of second quarter 2017 residential mortgage loan origination volume was for home purchase transactions compared with 43 percent for the first quarter and 48 percent in second quarter of 2016.

•	Residential mortgage loan servicing acquisitions were $8 billion for both the second and first quarters of 2017 and $6 billion in the second quarter of 2016.

•	Net charge-offs were $87 million for the second quarter of 2017 compared with $100 million in the first quarter and $74 million for the second quarter of 2016.

•	Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network and home lending transformations and multi-channel engagement and service strategies.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 11

–	Approximately 62 percent of consumer customers used non-teller channels for the majority of their transactions during the second quarter of 2017 compared with 61 percent in the first quarter and 57 percent for the second quarter of 2016.

–	Deposit transactions via ATM and mobile channels were 52 percent of total deposit transactions in both the second and first quarters of 2017 compared to 48 percent in the second quarter of 2016.

–	PNC had a network of 2,481 branches and 8,972 ATMs at June 30, 2017. Approximately 21 percent of the branch network operates under the universal model.

Corporate & Institutional Banking				Change	Change
				2Q17 vs	2Q17 vs
In millions	2Q17	1Q17	2Q16	1Q17	2Q16

Net interest income	$890	$839	$805	$51	$85
Noninterest income	$588	$524	$539	$64	$49
Provision for credit losses	$87	$25	$70	$62	$17
Noninterest expense	$602	$584	$557	$18	$45
Earnings	$518	$484	$457	$34	$61

In billions
Average loans	$131.5	$127.0	$123.1	$4.5	$8.4
Average deposits	$83.7	$83.9	$81.3	$(.2)	$2.4
Commercial loan servicing portfolio Quarter end	$502	$490	$459	$12	$43

Corporate & Institutional Banking earnings for the second quarter of 2017 increased compared with the first quarter of 2017 and the second quarter of 2016. Noninterest income increased in both comparisons primarily due to higher revenue from commercial mortgage loans held for sale activities, higher capital markets revenue including loan syndication fees, higher operating lease income related to the acquired business and increased treasury management fees. Provision for credit losses in the second quarter of 2017 increased in both comparisons as a result of an initial provision for the loan and lease portfolio obtained through the business acquisition and continued loan growth, as well as an increase in specific reserves compared with the first quarter. Noninterest expense increased in both comparisons due to operating expense related to the acquired business, variable costs associated with increased business activity and investments in technology and infrastructure.

•	Average loans increased 4 percent over the first quarter of 2017 and 7 percent over the second quarter of 2016 driven by growth in PNC’s real estate, corporate banking and business credit businesses as well as the equipment finance business, which included the acquired business with $1.0 billion of loans and leases.

•	Average deposits declined slightly compared with the first quarter of 2017, and increased 3 percent compared with the second quarter of 2016 primarily driven by an increase in interest-bearing demand deposits partially offset by a decrease in money market deposits.

•	Net charge-offs were $21 million in the second quarter of 2017, $21 million in the first quarter and $60 million in the second quarter of 2016, which reflected energy-related loans.

•	PNC has formalized plans to expand its middle market business into the Denver, Houston and Nashville markets in 2018, following expansion to Dallas, Kansas City and Minneapolis in 2017.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 12

Asset Management Group				Change	Change
				2Q17 vs	2Q17 vs
In millions	2Q17	1Q17	2Q16	1Q17	2Q16

Net interest income	$73	$71	$76	$2	$(3)
Noninterest income	$217	$218	$213	$(1)	$4
Provision for credit losses (benefit)	$(7)	$(2)	$6	$(5)	$(13)
Noninterest expense	$215	$217	$206	$(2)	$9
Earnings	$52	$47	$48	$5	$4

In billions
Client assets under administration Quarter end	$266	$264	$252	$2	$14
Average loans	$7.0	$7.0	$7.3	–	$(.3)
Average deposits	$12.4	$12.8	$12.0	$(.4)	$.4

Asset Management Group earnings for the second quarter of 2017 increased in both comparisons. Noninterest income was consistent with the first quarter and increased over the second quarter of 2016 reflecting higher average equity markets. Noninterest expense increased compared with the second quarter of 2016 due to higher personnel and technology-related expense.

•	Asset Management Group’s strategy is focused on growing investable assets by continually evolving the client experience and products and services. The business offers an open architecture platform with a full array of investment products and banking solutions.

•	Client assets under administration at June 30, 2017 included discretionary client assets under management of $141 billion and nondiscretionary client assets under administration of $125 billion.

–	Discretionary client assets under management were stable with March 31, 2017 and increased $6 billion compared with June 30, 2016 primarily attributable to equity market increases.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, discontinued consumer loan portfolios, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 13

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9134 and (303) 223-2680 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2017 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21852276 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Six months ended
Dollars in millions, except per share data	June 30 2017	March 31 2017	June 30 2016	June 30 2017	June 30 2016
Revenue
Net interest income	$2,258	$2,160	$2,068	$4,418	$4,166
Noninterest income	1,802	1,724	1,726	3,526	3,293

Total revenue	4,060	3,884	3,794	7,944	7,459
Provision for credit losses	98	88	127	186	279
Noninterest expense	2,479	2,402	2,360	4,881	4,641

Income before income taxes and noncontrolling interests	$1,483	$1,394	$1,307	$2,877	$2,539
Net income	$1,097	$1,074	$989	$2,171	$1,932
Less:
Net income attributable to noncontrolling interests	10	17	23	27	42
Preferred stock dividends (a)	55	63	42	118	105
Preferred stock discount accretion and redemptions	2	21	1	23	3

Net income attributable to common shareholders	$1,030	$973	$923	$2,003	$1,782
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	4	6	6	10	12
Impact of BlackRock earnings per share dilution	1	4	3	5	6

Net income attributable to diluted common shares	$1,025	$963	$914	$1,988	$1,764
Diluted earnings per common share	$2.10	$1.96	$1.82	$4.05	$3.49
Cash dividends declared per common share	$.55	$.55	$.51	$1.10	$1.02
Effective tax rate (b)	26.0%	23.0%	24.3%	24.5%	23.9%

(a)	Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.
(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Six months ended
	June 30 2017	March 31 2017	June 30 2016	June 30 2017	June 30 2016
PERFORMANCE RATIOS
Net interest margin (a)	2.84%	2.77%	2.70%	2.81%	2.73%
Noninterest income to total revenue	44%	44%	45%	44%	44%
Efficiency (b)	61%	62%	62%	61%	62%
Return on:
Average common shareholders’ equity	9.88%	9.50%	8.87%	9.69%	8.66%
Average assets	1.19%	1.19%	1.11%	1.19%	1.09%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$230	$213	$328	$443	$571
Corporate & Institutional Banking	518	484	457	1,002	855
Asset Management Group	52	47	48	99	97
Other, including BlackRock (e)	297	330	156	627	409

Total net income	$1,097	$1,074	$989	$2,171	$1,932

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended June 30, 2017, March 31, 2017 and June 30, 2016 were $54 million, $52 million and $48 million, respectively. The taxable equivalent adjustments to net interest income for the first six months of 2017 and 2016 were $106 million and $96 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Effective for the first quarter of 2017, as a result of changes to how we manage our businesses, we realigned our segments and, accordingly, changed the basis of presentation of our segments, resulting in four reportable business segments: Retail Banking, Corporate & Institutional Banking, Asset Management Group and BlackRock. For purposes of this presentation, we have combined BlackRock with Other. All 2016 prior periods presented were revised to conform to the new segment alignment.
(d)	Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. We periodically refine our internal methodologies as management reporting practices are enhanced. In the first quarter of 2017, we made certain adjustments to our internal funds transfer pricing methodology primarily relating to weighted average lives of certain non-maturity deposits. These changes in methodology affected business segment results, primarily adversely impacting net interest income for Corporate & Institutional Banking and Retail Banking, offset by increased net interest income in Other. All 2016 prior periods presented were revised to reflect our change in internal funds transfer pricing methodology.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2017	March 31 2017	June 30 2016
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$372,190	$370,944	$361,335
Loans (a)	$218,034	$212,826	$209,056
Allowance for loan and lease losses	$2,561	$2,561	$2,685
Interest-earning deposits with banks	$22,482	$27,877	$26,750
Investment securities	$76,431	$76,432	$71,801
Loans held for sale (a)	$2,030	$1,414	$2,296
Equity investments (b)	$10,819	$10,900	$10,469
Mortgage servicing rights	$1,867	$1,867	$1,222
Goodwill	$9,163	$9,103	$9,103
Other assets (a)	$28,886	$28,083	$29,127

Noninterest-bearing deposits	$79,550	$79,246	$77,866
Interest-bearing deposits	$179,626	$181,464	$171,912
Total deposits	$259,176	$260,710	$249,778
Borrowed funds (a)	$56,406	$55,062	$54,571
Shareholders’ equity	$46,084	$45,754	$45,558
Common shareholders’ equity	$42,103	$41,774	$42,103
Accumulated other comprehensive income	$(98)	$(279)	$736

Book value per common share	$87.78	$86.14	$85.33
Tangible book value per common share (Non-GAAP) (c)	$68.55	$67.47	$66.89
Period end common shares outstanding (millions)	480	485	493
Loans to deposits	84%	82%	84%

CLIENT ASSETS (billions)
Discretionary client assets under management	$141	$141	$135
Nondiscretionary client assets under administration	125	123	117

Total client assets under administration	266	264	252
Brokerage account client assets	46	46	44

Total client assets	$312	$310	$296

CAPITAL RATIOS
Transitional Basel III (d) (e)
Common equity Tier 1	10.3%	10.5%	10.6%
Tier 1 risk-based	11.6%	11.8%	11.9%
Total capital risk-based	13.7%	14.1%	14.3%
Leverage	9.9%	9.9%	10.2%

Pro forma Fully Phased-In Basel III (Non-GAAP) (d)
Common equity Tier 1	9.8%	10.0%	10.2%

Common shareholders’ equity to assets	11.3%	11.3%	11.7%

ASSET QUALITY
Nonperforming loans to total loans	.90%	.94%	1.08%
Nonperforming assets to total loans, OREO and foreclosed assets	.99%	1.04%	1.20%
Nonperforming assets to total assets	.58%	.60%	.70%
Net charge-offs to average loans (for the three months ended) (annualized)	.20%	.23%	.26%
Allowance for loan and lease losses to total loans	1.17%	1.20%	1.28%
Allowance for loan and lease losses to nonperforming loans	131%	128%	119%
Accruing loans past due 90 days or more (in millions)	$674	$699	$754

(a)	Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2017 Form 10-Q included, and our second quarter 2017 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include our equity interest in BlackRock.
(c)	See the Tangible Book Value per Common Share table on page 18 for additional information.
(d)	The ratios as of June 30, 2017 are estimated and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information.
(e)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the phased-in periods included in the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2017 and 2016 are calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2017 and 2016, respectively). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for each year and, for the risk-based ratios, standardized approach risk-weighted assets, as Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s estimated June 30, 2017 and actual March 31, 2017 and June 30, 2016 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios (Non-GAAP)

	2017 Transitional Basel III (estimated)		2016 Transitional Basel III	Pro forma Fully Phased-In Basel III (Non-GAAP) (estimated)
Dollars in millions	June 30 2017	March 31 2017	June 30 2016	June 30 2017	March 31 2017	June 30 2016
Common stock, related surplus and retained earnings, net of treasury stock	$42,200	$42,053	$41,367	$42,200	$42,053	$41,367
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,156)	(9,007)	(9,008)	(9,225)	(9,052)	(9,124)
Basel III total threshold deductions	(1,158)	(1,064)	(710)	(1,722)	(1,585)	(1,185)
Accumulated other comprehensive income (a)	(167)	(295)	172	(209)	(369)	286
All other adjustments	(180)	(183)	(158)	(182)	(180)	(165)
Basel III Common equity Tier 1 capital	$31,539	$31,504	$31,663	$30,862	$30,867	$31,179
Basel III standardized approach risk-weighted assets (b)	$306,617	$300,233	$297,724	$314,581	$308,392	$305,918
Basel III advanced approaches risk-weighted assets (c)	N/A	N/A	N/A	$282,415	$278,938	$278,863
Basel III Common equity Tier 1 capital ratio	10.3%	10.5%	10.6%	9.8%	10.0%	10.2%
Risk weight and associated rules utilized	Standardized (with 2017 transition adjustments)		Standardized (with 2016 transition adjustments )	Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(c)	Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), as these ratios represent the regulatory capital standards that will ultimately be applicable to PNC under the final Basel III rules. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)

Dollars in millions, except per share data	June 30 2017	March 31 2017	June 30 2016
Book value per common share	$87.78	$86.14	$85.33
Tangible book value per common share
Common shareholders’ equity	$42,103	$41,774	$42,103
Goodwill and Other Intangible Assets	(9,527)	(9,356)	(9,432)
Deferred tax liabilities on Goodwill and Other Intangible Assets	302	303	307
Tangible common shareholders’ equity	$32,878	$32,721	$32,978
Period-end common shares outstanding (in millions)	480	485	493
Tangible book value per common share (Non-GAAP)	$68.55	$67.47	$66.89

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 19

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in law and policy accompanying the new presidential administration and uncertainty or speculation pending the enactment of such changes.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Commodity price volatility.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our current view that the U.S. economy and the labor market will grow moderately in 2017, boosted by stable oil/energy prices, improving consumer spending and housing activity, and some federal fiscal policy stimulus as a result of the 2016 elections. Short-term interest rates and bond yields are expected to continue rising in 2017; inflation has slowed in the first half of 2017, but should gradually accelerate into 2018. Specifically, our business outlook reflects our expectation of continued steady growth in GDP, one 25 basis point increase in short-term interest rates by the Federal Reserve in December of 2017, and an announcement from the Federal Reserve that it will begin to reduce the size of its balance sheet in the fall of 2017. We are also assuming that long-term rates rise at a slower pace than short-term rates. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee), the international body responsible for developing global regulatory standards for banking organizations for consideration and adoption by national jurisdictions), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

- more -

PNC Reports Second Quarter 2017 Net Income of $1.1 Billion, $2.10 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–	Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, tax, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2016 Form 10-K and our first quarter 2017 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

#  #  #